Exhibit 99.1

Energy Focus, Inc. Reports Second Quarter 2017 Results

SOLON, Ohio, August 9, 2017 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in LED lighting technologies, today announced financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 Financial Summary

•
Net sales for the second quarter of 2017 of $6.0 million, consisting of $5.2 million in commercial and $0.8 million in military maritime sales, compared to $7.1 million, consisting of $3.3 million in commercial and $3.8 million in military maritime sales in the second quarter of 2016.

•	Gross profit was $1.5 million or 25.0 percent of net sales for the second quarter compared to $2.5 million or 35.4 percent for the second quarter of 2016.

•	Second quarter 2017 operating expenses of $4.6 million compared to $6.4 million in the second quarter of 2016, or, excluding restructuring costs, of $3.5 million compared to $6.4 million.

•	Recognized $1.1 million in restructuring costs, principally related to office lease obligations and severance and related costs.

•	Second quarter net loss was $3.1 million, or a loss of $0.26 per diluted share, compared to a net loss of $3.9 million, or a loss of $0.34 per diluted share in the prior year's quarter.

•	Ended the quarter with $13.5 million in cash and no debt on the balance sheet.

Second Quarter 2017 Corporate Highlights

•	Net sales for the second quarter of 2017 were $6.0 million, a 46% quarter-over-quarter increase from first quarter 2017 net sales of $4.1 million.

•	Net commercial sales for the second quarter of 2017 of $5.2 million, representing the highest quarterly commercial sales in six consecutive quarters.

•	Gross profit percentage of 25.0 percent was an improvement of 11.3 percentage points from the first quarter of 2017.

•
Second quarter 2017 operating expenses, excluding restructuring costs, of $3.5 million represents a $0.9 million reduction from the first quarter of 2017 and the lowest operating expense level since the fourth quarter of 2014.

•
Cash used in operations for the second quarter of 2017 of $1.5 million, a $0.1 million improvement from the first quarter of 2017 and the lowest operational cash consumption for the previous five consecutive quarters.

•	Reduced gross inventory values by $1.8 million from December 31, 2016.

•	Signed nine sales agents, increasing sales channel penetration in the Northeastern, Southern, Southwestern and Western regions of the United States.

As previously announced, the Company implemented a restructuring initiative during the first quarter of 2017 with a goal of reducing annual operating costs from the 2016 levels. As of June 30, 2017, the Company had substantially completed its restructuring initiatives, which included a workforce reduction of approximately 28 percent and the closure of its offices in New York, New York, Arlington, Virginia and Rochester, Minnesota. Through June 30, 2017 the Company recognized $1.7 million in restructuring expenses, principally related to facilities costs related to the remaining lease obligations for the former New York and Arlington offices and severance and related benefits. We expect to incur an additional $0.1 million in additional restructuring charges over the life of the remaining lease obligations which extend through June 2021.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Dr. Ted Tewksbury, Chairman, Chief Executive Officer and President, commented, “Q2 was a quarter of solid execution. All of our key financial metrics - revenue, gross margin, operating expenses, inventory levels and cash consumption - are moving in the right direction. We made significant strides in building out our nationwide network of sales agents and channel partners, greatly expanding our geographical coverage and customer reach. In addition, we overhauled our product pipeline to provide an engine for longer term growth. While this is only the first full quarter of a multi-quarter turnaround, I am confident that this level of consistent and disciplined execution, quarter after quarter, will enable us to return the company to sustained, profitable revenue growth.”

A further breakdown of net sales is shown below (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Commercial products	$5,178	$3,301	$8,257	$7,904
Military maritime products	833	3,825	1,860	7,647
Total net sales	$6,011	$7,126	$10,117	$15,551

Financial Results:

Net sales of $6.0 million for the second quarter of 2017 decreased 15.6 percent compared to the second quarter of 2016 principally due to lower military maritime product sales, partially offset by an increase in commercial product sales. Net sales of our commercial products increased 56.9 percent compared to the second quarter of 2016, reflecting strengthening sales in our targeted vertical markets. Net sales of our military maritime products decreased 78.2 percent, primarily due to our distributor’s ability to satisfy U.S. Navy demand for our products out of their existing inventory balances.

Gross profit was $1.5 million, or 25.0 percent of net sales, for the second quarter of 2017, compared to $2.5 million, or 35.4 percent of net sales for the second quarter of 2016. The decrease in gross profit was due primarily to lower sales and product mix. The decrease in gross profit as a percentage of sales is primarily the result of lower volumes in 2017, unfavorably impacting our manufacturing and overhead absorption, and product mix, as the military maritime products sold in the second quarter of 2016 generally had a higher gross margin. Additionally, due to the cost of inventory balances on hand at December 31, 2016 and the purchase commitments for product we received in early 2017, we were not able to realize the benefit of our inventory cost reduction strategy during the second quarter of 2017. Based on anticipated demand, we expect to deplete this higher cost inventory during the remainder of 2017 and replace it with lower cost product.

As a result of our restructuring efforts, we recorded restructuring expenses totaling approximately $1.1 million during the three months ended June 30, 2017, primarily comprised of approximately $0.8 million in facilitates costs related to the remaining lease obligations for the former New York, New York and Arlington, Virginia offices, $0.1 million for severance and related benefits and $0.2 million in other restructuring related costs.

Operating loss, loss from continuing operations and net loss was $3.1 million for the quarter, including a $1.1 million restructuring charge, or negative $0.26 per share, compared to operating loss, loss from continuing operations and net loss of $3.9 million, or negative $0.34 per share, in last year’s same period.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

At June 30, 2017, our cash and cash equivalents balance was $13.5 million, compared to $16.6 million at December 31, 2016. Net cash used in operating activities of $3.1 million in the first half of 2017 resulted from the net loss, adjusted for non-cash items, including: depreciation and amortization, stock-based compensation, and the adjustment to the excess inventory reserve; and changes in working capital.

Dr. Tewksbury concluded, “We are excited and energized with the progress we’ve made on our previously announced turnaround strategy and our vision of being the leader in smart LED retrofit solutions. With our cost structure reduced and expenses under tight control, our return to profitability now depends on top-line growth. While short term revenue visibility remains limited, we are confident that we now have the right cost structure, the right product strategy and the right sales organization to generate profitable revenue growth in 2018 and beyond.”

2017 Business Outlook:

Given the continuing quarterly volatility in military maritime sales and the timing uncertainty in commercial sales growth, it is challenging for us to provide quarterly revenue guidance at this time. Our focus is to control our operating costs, so that we can reach our goal of returning to profitability in 2018. Once our revenue achieves a more predictable growth rate, we will provide further guidance.

Earnings Conference Call:

Energy Focus, Inc. will host a conference call and webcast on August 9, 2017 at 11:00 a.m. ET to review the second quarter and first half 2017 financial results, followed by a Q & A session. To participate in the call, please dial 888-525-6276 if calling within the United States, or 719-325-2440 if calling internationally. A replay will be available until August 16, 2017, which can be accessed by dialing 844-512-2921 if calling within the United States, or 412-317-6671 if calling internationally. Please use passcode 5624969 to access the replay. The call will additionally be broadcast live and archived for 90 days over the internet accessible in the Investors’ portion of the Company’s corporate website, under “Events and Presentations” at http://investors.energyfocus.com/events.cfm.

Forward Looking Statements:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts and include statements regarding our current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) our history of operating losses and our ability to effectively implement cost-cutting measures and generate sufficient cash from operations or receive sufficient financing, on acceptable terms, to continue our operations; (ii) our reliance on a limited number of customers, in particular our historical sales of

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

products for the U.S. Navy, for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (iii) the entrance of new competitors in our target markets; (iv) general economic conditions in the United States and in other markets in which we sell our products; (v) our ability to implement and manage our growth plans to diversify our customer base, increase sales, and control expenses; (vi) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (vii) the timing of large customer orders and significant expenses, and fluctuations between demand and capacity, as we invest in growth opportunities; (viii) our dependence on military maritime customers and on the levels of government funding available to such customers, as well as funding resources of our other customers in the public sector and commercial markets; (ix) market acceptance of LED lighting technology; (x) our ability to respond to new lighting technologies and market trends, and fulfill our warranty obligations with safe and reliable products; (xi) any delays we may encounter in making new products available or fulfilling customer specifications; (xii) our ability to compete effectively against companies with greater resources, lower cost structures, or more rapid development efforts; (xiii) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims by others; (xiv) the impact of any type of legal inquiry, claim, or dispute; (xv) our reliance on a limited number of third-party suppliers, our ability to obtain critical components and finished products from such suppliers on acceptable terms, and the impact of our fluctuating demand on the stability of such suppliers; (xvi) our ability to timely and efficiently transport products from our third-party suppliers to our facility by ocean marine channels; (xvii) our ability to successfully scale our network of sales representatives, agents, and distributors to match the sales reach of larger, established competitors; (xviii) any flaws or defects in our products or in the manner in which they are used or installed; (xix) our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; (xx) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations; (xxi) our ability to attract and retain qualified personnel, and to do so in a timely manner; and (xxii) our ability to maintain effective internal controls and otherwise comply with our obligations as a public company.

About Energy Focus

Energy Focus is an industry-leading innovator of energy-efficient LED lighting technology. As the creator of the first UL-verified low-flicker LED products on the U.S. market, Energy Focus products provide extensive energy and maintenance savings, and aesthetics, safety, health and sustainability benefits over conventional lighting. Our customers include U.S. and foreign navies, U.S. federal, state and local government, healthcare and educational institutions, as well as Fortune 500 companies.

Energy Focus is headquartered in Solon, Ohio, with a product development center in Taipei, Taiwan. For more information, visit our website at www.energyfocus.com.

###

Contact:

Energy Focus, Inc.
Stephen B. Davis
Director, Government and Investor Relations
ir@energyfocus.com
(440) 715-1300

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$13,487	$16,629
Trade accounts receivable, less allowances of $89 and $236, respectively	3,460	5,640
Inventories, net	7,901	9,469
Prepaid and other current assets	1,004	882
Assets held for sale	410	—
Total current assets	26,262	32,620

Property and equipment, net	1,507	2,325
Other assets	33	33
Total assets	$27,802	$34,978

LIABILITIES
Current liabilities:
Accounts payable	$3,170	$3,257
Accrued liabilities	206	107
Accrued legal and professional fees	179	63
Accrued payroll and related benefits	254	522
Accrued sales commissions	69	325
Accrued severance	10	328
Accrued restructuring	617	—
Accrued warranty reserve	179	331
Deferred revenue	18	—
Total current liabilities	4,702	4,933

Other liabilities	577	107
Total liabilities	5,279	5,040

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2017 and 2016
Issued and outstanding: no shares in 2017 and 2016	—	—
Common stock, par value $0.0001 per share:
Authorized: 30,000,000 shares in 2017 and 2016
Issued and outstanding: 11,855,177 at June 30, 2017 and 11,710,549 at December 31, 2016	1	1
Additional paid-in capital	127,094	126,875
Accumulated other comprehensive income (loss)	1	(1)
Accumulated deficit	(104,573)	(96,937)
Total stockholders’ equity	22,523	29,938
Total liabilities and stockholders’ equity	$27,802	$34,978

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net sales	$6,011	$7,126	$10,117	$15,551
Cost of sales	4,510	4,604	8,055	9,884
Gross profit	1,501	2,522	2,062	5,667

Operating expenses:
Product development	763	854	1,534	1,658
Selling, general, and administrative	2,778	5,590	6,409	9,900
Restructuring	1,060	—	1,734	—
Total operating expenses	4,601	6,444	9,677	11,558
Loss from operations	(3,100)	(3,922)	(7,615)	(5,891)

Other expenses (income):
Other expenses (income)	14	(6)	21	(9)

Loss from continuing operations before income taxes	(3,114)	(3,916)	(7,636)	(5,882)
Provision for income taxes	—	—	—	11
Loss from continuing operations	(3,114)	(3,916)	(7,636)	(5,893)

Discontinued operations:
Loss on disposal of discontinued operations	—	—	—	(12)
Loss from discontinued operations	—	—	—	(12)

Net loss	$(3,114)	$(3,916)	$(7,636)	$(5,905)

Net loss per share - basic:
From continuing operations	$(0.26)	$(0.34)	$(0.65)	$(0.51)
From discontinued operations	—	—	—	—
Net loss per share - basic:	$(0.26)	$(0.34)	$(0.65)	$(0.51)

Net loss per share - diluted:
From continuing operations	$(0.26)	$(0.34)	$(0.65)	$(0.51)
From discontinued operations	—	—	—	—
Net loss per share - diluted:	$(0.26)	$(0.34)	$(0.65)	$(0.51)

Weighted average shares used in computing net loss per share:
Basic	11,791	11,657	11,755	11,653
Diluted	11,791	11,657	11,755	11,653

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net loss	$(3,114)	$(3,916)	$(7,636)	$(5,905)
Loss from discontinued operations	—	—	—	(12)
Loss from continuing operations	(3,114)	(3,916)	(7,636)	(5,893)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	171	185	348	336
Stock-based compensation	226	384	433	640
Stock-based compensation reversal	(1)	—	(270)	—
Provision for doubtful accounts receivable	1	(2)	1	(29)
Provision for slow-moving and obsolete inventories and valuation reserves	(433)	987	(271)	167
Provision for warranties	31	30	44	46
Loss on dispositions of property and equipment	96	1	104	1
Changes in operating assets and liabilities:
Accounts Receivable	(874)	848	2,180	4,952
Inventories	973	(4,045)	1,839	(7,029)
Prepaid and other assets	(8)	(672)	(122)	(955)
Accounts payable	1,474	1,549	(175)	176
Accrued and other liabilities	111	640	359	(595)
Deferred revenue	(156)	—	18	(26)
Total adjustments	1,611	(95)	4,488	(2,316)
Net cash used in operating activities	(1,503)	(4,011)	(3,148)	(8,209)

Cash flows from investing activities:
Acquisitions of property and equipment	(86)	(736)	(115)	(1,047)
Proceeds from the sale of property and equipment	72	—	72	—
Net cash used in investing activities	(14)	(736)	(43)	(1,047)

Cash flows from financing activities:
Proceeds from exercises of stock options and employee stock purchase plan purchases	29	372	106	386
Common stock withheld in lieu of income tax withholding on vesting of restricted stock units	(3)	—	(50)	—
Common stock withheld to satisfy exercise price and income tax withholding on option exercises	—	(309)	—	(309)
Net cash provided by financing activities	26	63	56	77

Effect of exchange rate changes on cash	8	(15)	(7)	(8)

Cash flows used for continuing operations	(1,483)	(4,699)	(3,142)	(9,187)
Cash flows used for discontinued operations - operating	—	—	—	(12)
Net decrease in cash and cash equivalents	(1,483)	(4,699)	(3,142)	(9,199)
Cash and cash equivalents at beginning of year	14,970	30,140	16,629	34,640
Cash and cash equivalents at end of period	$13,487	$25,441	$13,487	$25,441

Classification of cash and cash equivalents:
Cash and cash equivalents	13,145	25,099	13,145	25,099
Restricted cash held	342	342	342	342
Cash and cash equivalents at end of period	$13,487	$25,441	$13,487	$25,441

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Non-GAAP Measures

In addition to the results provided in accordance with U.S. GAAP, we may provide certain non-GAAP measures, which present operating results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and, for the three and six months ended June 30, 2017, include adjustments for our restructuring expenses.

We believe that our use of non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the industry by isolating the effects of items that may vary from period to period without correlation to core operating performance or that vary widely among similar companies. However, our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. We believe that the disclosure of these non-GAAP measures is useful to investors as they form part of the basis for how our management team and Board of Directors evaluate our operating performance.

These non-GAAP financial measures are not intended to replace U.S. GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies.

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Total operating expenses	$4,601	$6,444	$9,677	$11,558
Less: Restructuring	(1,060)	—	(1,734)	—
Operating expenses, excluding restructuring	$3,541	$6,444	$7,943	$11,558

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net loss	$(3,114)	$(3,916)	$(7,636)	$(5,905)
Add: Restructuring	1,060	—	1,734	—
Net loss, excluding restructuring	$(2,054)	$(3,916)	$(5,902)	$(5,905)

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877